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                                 EXHIBIT 23.1
                                 ------------

                    Consent of Certified Public Accountants

Re:  Registration Statement on Form S-8 (No. 33-54986)
     Registration Statement on Form S-8 (No. 33-54988)
     Registration Statement on Form S-8 (No. 33-54990)
     Registration Statement on Form S-8 (No. 33-73350)
     Registration Statement on Form S-8 (No. 33-22423)

     We consent to incorporation by reference in the registration statements referenced above of BREED Technologies, Inc. of our report dated July 25, 1997 relating to the combined and consolidated statements of earnings, retained earnings, and cash flows of the Momo Group as of and for the year ended June 30, 1997 which report appears in the amended June 30, 1997 annual report on Form 10-K/A of BREED Technologies, Inc.


/s/ KPMG Peat Marwick, LLP
KPMG Peat Marwick, LLP
Tampa, Florida
September__, 1998